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                                                                Exhibit 7
                               AMENDMENT NO. 1
                                      TO
                   1994 RELIANCE ELECTRIC COMPANY EXECUTIVE
                           LONG TERM INCENTIVE PLAN


  This is an Amendment to the 1994 RELIANCE ELECTRIC COMPANY EXECUTIVE LONG TERM INCENTIVE PLAN (the "Plan").

  WHEREAS, it has been determined that the definition of "Change in Control" provided in Article 1, Section (e)(i) of the Plan should be amended so that the acquisition of thirty percent (30%) of the Company's shares of $.01 par value Class A Common Stock by a person or group of persons under common control is a "Change in Control," even if the acquisition is approved by the Board;

  NOW, THEREFORE, the Plan is hereby amended as follows:

1. AMENDMENT OF ARTICLE 1, SECTION (e)(i)
   --------------------------------------
  Article 1, Section (e)(i) is hereby deleted in its entirety and the following substituted therefor:

   "(i) the acquisition of beneficial ownership of thirty percent (30%) of the Company's Shares by a person or group of persons under common control; or"

  WHEREAS, it has been determined that in the event of a Change in Control,
Article 8 of the Plan should be amended so that any Award Payouts made as the result of a Change in Control are appropriately prorated to reflect the fact that the applicable Performance Period ended on the effective date of the Change in Control;

2. AMENDMENT OF ARTICLE 8
   ----------------------
  Article 8 is hereby deleted in its entirety and the following substituted therefor:

  "ARTICLE 8.  CHANGE IN CONTROL

   Subject to article 9 herein, the Committee shall have the   authority to
make any modifications in the Awards deemed by the Committee to be appropriate before the effective date of the Change in Control. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited by the terms of
Section 13 herein:

   (a) all Performance Periods shall be deemed to have ended on the effective date of the Change in Control;

   (b) the Performance Goals for any such Performance Period shall be deemed to have been fully satisfied at the highest award level;
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   (c)   the Award Payout to a Participant shall be an amount equal to (i)
         multiplied by (ii) where:

         (i) equals the percentage (as previously determined by the Committee) of the Participant's base salary on the last day of the Performance Period; multiplied by

         (ii) a fraction, the numerator of which equals the number of days in the Performance Period ending on the effective date of the Change in Control, and the denominator of which equals the number of days which would have been in the Performance Period had the Change in Control not occurred; and

   (d) the amounts determined under (c) above shall be paid in cash to the Participant within thirty (30) days following the effective date of the Change in Control."

  Except as specifically amended by this Agreement, the Plan continues in force in its present form.

  This Amendment No. 1 is effective on and after August, 29, 1994.


431\10226AIB.490





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